Execution Version

ASSET PURCHASE AND SALE AGREEMENT

between

DEL-TIN FIBER, LLC

and

ROSEBURG FOREST PRODUCTS CO.

Dated as of December 20, 2018

TABLE OF CONTENTS

INDEX OF DEFINED TERMS

AA Land	Section 2.08(a)
Accounting Firm	Section 2.03(c)
Acquisition	Section 1.01
Acquisition Proposal	Section 5.08(a)
Adjusted Purchase Price	Section 2.03(d)
affiliate	Section 13.05(b)
Agreement	Recitals
Ancillary Agreements	Section 13.05(b)
Antitrust Law	Section 13.05(b)
Antitrust Proceeding	Section 13.05(b)
Applicable Law	Section 13.05(b)
Ash Agreement	Section 12.08(a)
Assumed Liabilities	Section 1.04(a)
Assumed Tax Liabilities	Section 1.04(a)(ii)
Audited Financial Statements	Section 13.05(b)
Balance Sheet	Section 3.04(a)
Balance Sheet Principles	Section 2.03(e)
Business	Recitals
Business Contracts	Section 3.11(b)
business day	Section 13.05(b)
Business Employee	Sections 3.16(a)
Business Material Adverse Effect	Section 13.05(b)
CAP	Section 3.19(b)
CAP Request	Section 3.19(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Date Payment	Section 2.02(b)
Closing Working Capital	Section 2.03(b)
Code	Section 13.05(b)
Competitive Activities	Section 11.01(a)
Confidentiality Agreement	Section 5.03(a)
Consent	Section 3.03
Contracts	Section 1.02(a)(vii)
DOJ	Section 5.05(a)
$	Section 13.05(b)
Effect	Section 13.05(b)
Environmental Escrow Agreement	Section 13.05(b)
Environmental Escrow Amount	Section 13.05(b)
Environmental Laws	Section 13.05(b)
Environmental Liabilities	Section 13.05(b)
ERISA	Section 3.15(a)
Exchange Act	Section 3.03
Excluded Assets	Section 1.02(b)

Excluded Contracts	Section 1.02(b)(v)
Fiber Supply Agreement	Section 13.05(b)
Financing	Section 4.05(a)
FTC	Section 5.05(a)
GAAP	Section 2.03(e)
Governmental Entity	Section 3.03
Hazardous Material	Section 13.05(b)
HSR Act	Section 3.03
Incentive Lease Agreement	Section 13.05(b)
including	Section 13.05(b)
Indemnified Party	Section 9.04(a)
Indemnifying Party	Section 9.04(a)
Indenture	Section 2.02(d)
Intellectual Property	Section 1.02(a)(iv)
Inventory	Section 1.02(a)(ii)
Judgment	Section 13.05(b)
knowledge of Seller	Section 13.05(b)
Lease	Section 3.07(b)
Leased Property	Section 3.07(b)
Liabilities	Section 3.05
Liens	Section 3.06(a)
Losses	Section 9.01
Material Adverse Effect	Section 13.05(b)
Notice Date	Section 6.01(a)
Notice of Disagreement	Section 2.03(c)
Outside Closing Date	Section 5.04(a)
Owned Property	Section 3.07(a)
Permits	Section 1.02(a)(vi)
Permitted Goods and Services	Section 11.01(a)(i)
Permitted Liens	Section 3.06(a)
person	Section 13.05(b)
Post-Closing Tax Period	Section 13.05(b)
Pre-Closing Tax Period	Section 13.05(b)
Prime Rate	Section 2.03(d)
Proceeding	Section 1.04(b)(iii)
Purchase Price	Section 1.01(a)
Purchaser	Recitals
Purchaser Indemnitees	Section 9.02
Purchaser Material Adverse Effect	Section 13.05(b)
Purchaser Welfare Plan	Section 6.01(e)
Real Property	Section 3.07(b)
Records	Section 1.02(a)(x)
Release	Section 13.05(b)
Retained Liabilities	Section 1.04(b)
Retained Names	Section 1.02(b)(xiv)
Retained Tax Liabilities	Section 1.04(b)(v)

Schedule Supplement	Section 5.10
Schedules	Section 5.09(b)
Scheduled Intellectual Property	Section 3.08(a)
Seller	Recitals
Seller Benefit Agreements	Section 3.15(a)
Seller Benefit Plans	Section 3.15(a)
Seller Closing Certificate	Section 7.02(i)
Seller Indemnitees	Section 9.02
Seller Insurance Policies	Section 5.07(a)
Soil Amendment	Section 12.08(b)
Statement	Section 2.03(b)
Straddle Period	Section 13.05(b)
subsidiary	Section 13.05(b)
Tax	Section 13.05(b)
Tax Return	Section 13.05(b)
Taxes	Section 13.05(b)
Taxing Authority	Section 13.05(b)
Technology	Section 1.02(a)(v)
Termination Notice	Section 6.01(a)
Third Party Claim	Section 9.04(a)
Transfer Taxes	Sections 13.05(b)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(vii)
Transferred Employee	Section 6.01(a)
Transferred Equipment	Section 1.02(a)(iii)
Transferred Intellectual Property	Section 1.02(a)(iv)
Transferred Inventory	Section 1.02(a)(ii)
Transferred Permits	Section 1.02(a)(vi)
Transferred Real Property	Section 1.02(a)(i)
Transferred Technology	Section 1.02(a)(v)
Transitional Services Agreement	Section 13.05(b)
Transferred Assets	Section 1.02(a)
Trustee	Section 2.02(d)
Union	Section 3.16(b)
WARN Act	Section 6.03
WC Amount	Section 2.03(d)
Welfare Plan	Section 3.15(a)
Working Capital	Section 2.03(e)

ASSET PURCHASE AND SALE AGREEMENT dated as of December 20, 2018 (this “Agreement”), between DEL-TIN FIBER, LLC, an Arkansas limited liability company (“Seller”), and ROSEBURG FOREST PRODUCTS CO., an Oregon corporation (“Purchaser”).

WHEREAS Seller owns and operates a medium density fiberboard facility (the “Facility”) in El Dorado, Arkansas and a sales office in Lufkin, Texas (such operation, the “Business”); and

WHEREAS Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser certain of the assets of the Business (as defined in Section 13.05(b)) of Seller, upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Transferred Assets

SECTION 1.01.  Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller will sell, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets (as defined in Section 1.02(a)) for (A) (i) an aggregate purchase price of $92,111,000.00 in cash less (ii) the then outstanding amount of the Incentive Lease Agreement constituting an Assumed Liability (a defined in Section 1.04(a)), less (iii) the amount of accrued vacation assumed pursuant to Section 6.02, plus (iv) amounts paid by Seller prior to the Closing Date (as defined in Section 2.01) toward the purchase price of the Schelling HMI/PLC upgrade project  (the “Purchase Price”), subject to adjustment as set forth in Section 2.03, and (B) the assumption of the Assumed Liabilities (as defined in Section 1.04(a)).  The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

SECTION 1.02.  Transferred Assets and Excluded Assets.

(a)  The term “Transferred Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned by Seller as of the time of the Closing (as defined in Section 2.01) and used or held for use primarily in the operation or conduct of the Business, other than (A) the Excluded Assets (as defined in Section 1.02(b)) and (B) as otherwise provided for in this Section 1.02(a). Such Transferred Assets include:

(i) all owned real property, leaseholds and other interests in real property of Seller listed in Schedule 3.07(a) and Schedule 3.07(b), in each case together with Seller’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Real Property”);

(ii) all raw materials, work-in-process, finished goods on consignment pursuant to vendor managed inventory arrangements, and finished goods completed in the ninety (90) days prior to the Closing Date and products, supplies, and other inventories (“Inventory”) of Seller that as of the close of business on the Closing Date are located on the Transferred Real Property and all other Inventory owned by Seller as of the close of business on the Closing Date, in each case that is used or held for use primarily in the operation or conduct of the Business (the “Transferred Inventory”);

(iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, and spare parts therefor, of Seller that is used or held for use primarily in the operation or conduct of the Business (the “Transferred Equipment”);

(iv) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing (collectively, the “Intellectual Property”), in each case listed on Schedule 3.08(a) (the “Transferred Intellectual Property”);

(v) all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how (“Technology”) owned by Seller that are used or held for use primarily in the operation or conduct of the Business (the “Transferred Technology”);

(vi) all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (as defined in Section 3.03) (“Permits”) issued to Seller that are used or held for use solely in the operation or conduct of the Business to the extent such Permits are transferable (the “Transferred Permits”);

(vii) all written contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding instruments (“Contracts”) to which Seller is a party or by which Seller is bound that are listed in Schedule 3.11(a), and all other Contracts to which Seller is a party or by which Seller is bound that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Business (the “Transferred Contracts”), but excluding the Excluded Contracts (as defined in Section 1.02(b)(v));

(viii) all credits, prepaid expenses (including without limitation the  deposits paid prior to Closing toward the Schelling HMI/PLC upgrade project), deferred charges, advance payments, security deposits and prepaid items of Seller that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business;

(ix) all rights, causes of action, claims and credits (whether known or unknown) to the extent relating to the Business, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Seller in respect to the Business;

(x) all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, machinery and equipment maintenance files, customers’ and suppliers’ lists, customer purchasing histories, price lists, production data, quality control records and procedures, research and development files, records and data (including all correspondence with any Governmental Authority), other distribution lists, billing records, sales material and records (including mill specifications, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), sales and promotional literature, customer and supplier correspondence (in all cases, in any form or medium)  and research and files relating to the Transferred Intellectual Property and the Transferred Technology of Seller that are used, held for use or intended to be used primarily in, or that arise primarily out of, the conduct or operation of the Business (the “Records”);

(xi) all goodwill of Seller generated by or associated with the Business or the Transferred Assets; and

(xii) all assets of Seller as of the time of the Closing reflected on the Balance Sheet (as defined in Section 3.04).

(b)  The term “Excluded Assets” means:

(i) all assets listed in Schedule 1.02(b);

(ii) all cash and cash equivalents of Seller;

(iii) all accounts receivable of Seller as of the close of business on the Closing Date arising out of the operation or conduct of the Business;

(iv) all rights of Seller in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation in the operation or conduct of the Business prior to the Closing;

(v) all Contracts listed on Schedule 1.02(b) (the “Excluded Contracts”)

(vi) all Seller Insurance Policies (as defined in Section 5.07(a) and all other insurance policies of Seller or its affiliates and all rights and claims thereunder and, subject to Section 5.07, any proceeds thereof;

(vii) all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Retained Liability (as defined in Section 1.04(b)), including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Seller solely in respect of any Excluded Asset or any Retained Liability;

(viii) any shares of capital stock of, or other equity interests in, any affiliate of Seller or any other person, which are owned by Seller;

(ix) except as specifically provided in Article VI, any assets relating to any employee benefit plan in which any employees of Seller or any of its affiliates participate;

(x) original copies of all financial and tax records relating to the Business that form part of Seller’s general ledger;

(xi) any refund or credit of Taxes (as defined in Section 13.05(b)) attributable to any Retained Tax Liability (as defined in Section 1.04(b)(v));

(xii) all records of Seller prepared in connection with the sale of the Business, including bids received from third parties and analyses relating to the Business;

(xiii) all rights of Seller under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xiv) the names and marks set forth on Schedule 1.02(b)(xiv) and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design) (collectively, the “Retained Names”);

(xv) all Intellectual Property not listed on Schedule 3.08(a);

(xvi) all Permits that are not used or held for use by Seller in the operation or conduct of the Business and also primarily relate to Seller’s other business;

(xvii) all Contracts to which Seller is a party or by which Seller is bound that are not listed in Schedule 3.11(a), and all other Contracts to that are not used or held primarily for use in, or that do not solely arise out of, the operation or conduct of the Business and that primarily relate to the businesses of Seller’s affiliates;

(xviii) any other property or assets of Seller and its affiliates not constituting Transferred Assets; and

(xix) all corporate-level services (excluding the assets related to such services to the extent such assets are not solely related to the Business) of the type currently provided to the Business by Seller or any of its affiliates.

SECTION 1.03.  Consents to Certain Assignments.

(a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset, claim or right.  If any direct or indirect transfer or assignment by Seller to Purchaser, or any direct or indirect acquisition or assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained, and thereafter, Seller shall use its reasonable best efforts to obtain such consent.

(b)  If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser and Seller shall cooperate (each at its own expense) in any lawful and commercially reasonable arrangement proposed by Purchaser under which (i) Purchaser shall obtain (to the maximum extent possible without infringing upon the legal rights of such third party or violating any Applicable Law (as defined in Section 13.05(b)) the economic claims, rights and benefits (net of the amount of any related Tax (as defined in Section 13.05(b)) costs imposed on Seller or any of its affiliates to the extent not assumed pursuant to clause (ii) below) under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement and (ii) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on Seller or any of its affiliates) with respect to the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.

SECTION 1.04.  Assumption of Liabilities.

(a)  Upon the terms and subject to the conditions of this Agreement, Purchaser shall irrevocably assume, effective as of the Closing, and shall agree to faithfully pay, perform and discharge when due the following obligations, liabilities and commitments of Seller (collectively, the “Assumed Liabilities”) and no other obligation liabilities and commitments:

(i) all liabilities, obligations and commitments under the Transferred Contracts and the Transferred Permits arising after the Closing Date;

(ii) all liabilities, obligations and commitments of Seller for (A) Taxes arising out of or relating to or in respect of the Business or the Transferred Assets for any Post-Closing Tax Period (as defined in Section 13.05(b)), including the Post-Closing Tax Period of a Straddle Period (as defined in Section 13.05(b)), and (B) Transfer Taxes (as defined in Section 13.05(b)) subject to Section 10.01(c) (collectively, the “Assumed Tax Liabilities”).

(b)  Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not assume, and Seller shall remain responsible for, any other obligation related to the ownership or operation of the Business or the Transferred Real Property prior to the Closing Date, including, without limitation, the following obligations and liabilities((“Retained Liabilities”):

(i) all obligations, liabilities and commitments of Seller to the extent not related to the Business or the Transferred Assets;

(ii) all obligations, liabilities and commitments of Seller to the extent relating to or arising out of Excluded Assets;

(iii) all obligations, liabilities and commitments of Seller in respect of any suit, action or proceeding (a “Proceeding”), pending or threatened, and Claims, whether or not presently asserted, arising out of or relating to or otherwise in any way in respect of the Business prior to Closing or the operation or conduct of the Business prior to Closing;

(iv) all obligations, liabilities and commitments retained by Seller pursuant to Article VI;

(v) all liabilities, obligations and commitments of Seller for Taxes arising out of or relating to or in respect of any business, asset, property or operation of Seller (including the Business and the Transferred Assets) for any Pre-Closing Tax Period (as defined in Section 13.05(b)), including the Pre-Closing Tax Period of a Straddle Period (collectively, the “Retained Tax Liabilities”);

(vi) all liabilities, obligations and commitments of Seller, relating to completion of the CAP (as defined in Section 3.19(b)), including  all penalties assessed by any Governmental Entity to resolve Permit violations addressed by the CAP;

(vii) all liabilities, obligations and commitments arising from failure to maintain documents and records on or prior to the Closing Date required under Operating Air Permit Number 1714-AOP-R10, and any other Permit relating the regulation of air emissions;

(viii) all liabilities, obligations and commitments arising as a result of Releases of Hazardous Materials (as defined in Section 13.05(b)) on or prior to the Closing Date by Seller upon, into or at the Transferred Real Property;

(ix) subject to the provisions of Sections 12.08(a) – (c) all liabilities, obligations and commitments of Seller relating to the rough ash storage pile existing at the Facility on or prior to the Closing Date and the ash deposits existing on the Transferred Real Property on or prior to the Closing Date (as described in Section 12.08(b)), including, without limitation, all penalties assessed by any Governmental Entity; and

(x) all other obligations, liabilities and commitments of Seller and its affiliates of any kind or nature whatsoever other than the Assumed Liabilities.

SECTION 1.05.  Risk of Loss.

Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller, as applicable.  As of the time of Closing, title to all Transferred Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Transferred Assets and be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.

ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

SECTION 2.01.  Closing.

The closing of the Acquisition (the “Closing”) shall take place at the offices of Haley, Claycomb, Roper & Anderson, PLLC, 114 Myrtle, Warren, Arkansas 71671, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of all the conditions set forth in Article VII.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02.  Transactions To Be Effected at the Closing.

At the Closing:

(a) Seller shall deliver or cause to be delivered to Purchaser (i) duly executed deeds (in recordable form) for each Owned Property (as defined in Section 3.07(a)), lease assignments (in recordable form) for each Leased Property (as defined in Section 3.07(b)), bills of sale, assignments and other instruments of transfer relating to the Transferred Assets, (ii) a duly executed counterpart of the Transitional Services Agreement (as defined in Section 13.05(b)), (iii) a duly executed copy of the Fiber Supply Agreement (as defined in Section 13.05(b)), (iv) a duly executed copy of the Environmental Escrow Agreement (as defined in Section 13.05(b)) and (v) all such other certificates and documents required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement (as defined in Section 13.05(b));

(b) Purchaser shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), in an amount equal to (A)  the Purchase Price minus (B) an estimate, prepared by Seller and delivered to Purchaser at least two business days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.03 minus (C) the Environmental Escrow Amount (as defined in Section 13.05(b)) (the amount of the Purchase Price minus such estimate of any adjustment under Section 2.03 and the Environmental Escrow Amount being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts of the deeds, lease assignments, bills of sale, assignments and other instruments of transfer referred to in Section 2.02(a), and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) a duly executed counterpart of the Transitional Services Agreement, (iv) a duly executed counterpart of the Fiber Supply Agreement, (v) a duly executed counterpart of the Environmental Escrow Agreement, and (vi) all such other certificates and documents required to be delivered to Seller at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement; and

(c) Purchaser shall deliver to Escrow Agent (as defined in Section 13.05(b)) payment, by wire transfer of immediately available funds of the Environmental Escrow Amount .

(d) Purchaser shall deposit with U.S. Bank Global Trust, as successor trustee (“Trustee”) under the Indenture of Trust dated as of December 1, 1998 (the “Indenture”) between Union County, Arkansas and The First National Bank of Chicago, as Trustee relating to the Union County, Arkansas Taxable Industrial Development Revenue Bonds (Del-Tin Fiber LLC Project) Series 1998, a letter of credit meeting the requirements of the Indenture and the Trustee shall release the letter of credit issued by SunTrust Bank on behalf of Seller.

(e) All utility charges relating to the Transferred Assets, including without limitation electric, gas, water, sewer and telephone charges shall be prorated as of Closing.  Final readings for all utilities shall be made on or before Closing, and Seller shall arrange and obtain final billings of such utilities prior to Closing.  If, for reasons beyond Seller’s reasonable control, it is not possible to obtain final utility readings prior to Closing, prorations as of Closing shall be completed as soon as possible after Closing and settled between the parties promptly thereafter.

SECTION 2.03.  Post-Closing Purchase Price Adjustment.

(a)  The Claim.  Within sixty (60) days after the Closing Date, Purchaser shall notify Seller pursuant to the provisions of Article IX of claims, if any, that Seller breached its representation and warranty in Section 3.09 hereof.  Such notice shall be accompanied by documentary evidence, including photographs, supporting Purchaser’s claim.  The Parties will endeavor to resolve the claim as soon as practicable.

(b)  The Statement.  Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”), setting forth Working Capital (as defined in Section 2.03(e)) as of the close of business on the Closing Date (“Closing Working Capital”) and a certificate of Seller that the Statement has been prepared in compliance with the requirements of this Section 2.03(e)).  If Purchaser and Seller have not resolved Purchaser’s claim of a breach of the representations and warranties in Section 3.09, the Statement shall not include any Inventory subject to Purchaser’s claim.  Purchaser shall assist Seller in the preparation of the Statement and shall provide Seller access at all reasonable times to the personnel with knowledge of the Business, and any books and records of the Business, for such purpose.  Purchaser’s independent auditors may participate in the preparation of the Statement; provided, however, that Purchaser acknowledges that Seller shall have the primary responsibility and authority for preparing the Statement.

(c)  Objections; Resolution of Disputes.  During the 30-day period following Purchaser’s receipt of the Statement, Purchaser and its independent auditors shall be permitted to review the working papers relating to the Statement.  The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.03, (iii) be accompanied by a certificate of Purchaser that it has complied with Section 2.03(e) and (iv) be accompanied by a certificate of Purchaser’s independent auditors that they concur with each of the positions taken by Purchaser in the Notice of Disagreement.  If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).  During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period Seller and its auditors shall have access to the working papers of Purchaser’s independent auditors prepared in connection with their certification of the Notice of Disagreement.  At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement.  The Accounting Firm shall be Ernst & Young or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing.  Seller and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission.  Judgment (as defined in Section 13.05(b)) may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.03 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and disbursements of Seller’s independent auditors incurred in connection with any review of the Statement and review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser’s independent auditors incurred in connection with any review of the Statement and certification of any Notice of Disagreement shall be borne by Purchaser.

(d)  Adjustment Payment.  The Purchase Price shall be decreased by the amount by which Inventory is less than $4,800,000 (the “WC Amount” and the Purchase Price as so decreased shall hereinafter be referred to as the “Adjusted Purchase Price”).  If the Closing Date Payment is more than the Adjusted Purchase Price, Seller shall, within ten (10) business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds to one or more accounts designated in writing by Purchaser such payment of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by KeyBank, as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment (the “Prime Rate”).

(e)  Working Capital.  For purposes of this Section 2.03, the term “Working Capital” shall be defined to mean the sum of the amounts reflected on the Balance Sheet of (i) raw material, (ii) work-in-process, (iii) finished goods, (iv) bark fuel, (v) prepaid VMI freight, and (vi) consumable materials and supplies (which materials and supplies are exclusive of any spare parts and in the total and non-adjustable amount of $525,000), calculated in the same way, using the same methods, as the line items on the Balance Sheet, subject only to adjustment in accordance with Exhibit A. WC Amount is to be calculated in the same way, using the same methods, as the line items comprising Working Capital on the Balance Sheet, whether or not doing so is in accordance with United States generally accepted accounting principles (“GAAP”), subject only to adjustment in accordance with Exhibit A.  The foregoing principles are referred to in this Agreement as the “Balance Sheet Principles”.  The adjustment contemplated by this Section 2.03 is intended to show the change in Working Capital from the date of the Balance Sheet to the Closing Date, and that such change can only be measured if the calculation is done in the same way, using the same methods, for both dates.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the Balance Sheet Principles, and whether there were mathematical errors in the Statement, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether GAAP was followed for the Balance Sheet or the Statement or as to whether the WC Amount is correct.  Any items on or omissions from the Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with GAAP shall be retained for purposes of calculating Closing Working Capital.  Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.04 or any other representation or warranty in this Agreement or as to compliance by Seller with any of its covenants in this Agreement (other than in this Section 2.03.)  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its arbitration of any dispute under this Section 2.03 shall not be admissible in evidence in any suit, action or proceeding between the parties other than to the extent necessary to enforce payment obligations under Section 2.03(d).

(f)  Post-Closing Books and Records.  Except for the consummation of the Closing, Purchaser and Seller agree that on the Closing Date itself the Business shall be conducted in the ordinary course in a manner substantially consistent with past practice.  Following the Closing, Purchaser shall not take any actions with respect to the accounting books and records of the Business for periods occurring on or prior to Closing on which the Statement is to be based that would affect the Balance Sheet or the Statement.  Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Balance Sheet except as a result of events occurring after the date of the Balance Sheet and, in such event, with respect to periods occurring on or prior to Closing, only in a manner consistent with past practices of the Business.  Purchaser shall cooperate in the preparation of the Statement, including providing customary certifications to Seller’s auditors.  During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.03, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 2.03 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by this Section 2.03.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.01.  Organization and Standing.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas.  Seller has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and, together with all governmental franchises, licenses, permits, authorizations, to conduct the Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect (as defined in Section 13.05(b)).

SECTION 3.02.  Authority; Execution and Delivery; Enforceability.

Seller has full power and authority to execute this Agreement, the Ancillary Agreements and the other agreements and instruments to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Seller has taken all action required by its Articles of Organization and Amended and Restated Operating Agreement to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the other agreements and instruments to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and the Ancillary Agreements.  Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement and other agreement and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.03.  No Conflicts or Violations; No Consents or Approvals Required.

The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller of each Ancillary Agreement and other agreement and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party will not, and the consummation by Seller of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default or give rise to any right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.06(a)) (other than Permitted Liens (as defined in Section 3.06(a)) or Liens arising from acts of Purchaser or its affiliates) upon any of the Transferred Assets, any provision of (i) Seller’s Articles of Organization or Amended and Restated Operating Agreement, (ii) except as set forth in Schedule 3.03, any Business Contract (as defined in Section 3.11(b)) or require notice to any person or permit any person to accelerate, terminate, modify or cancel any Business Contract or (iii) any material Judgment or material Applicable Law applicable to Seller or any of the Transferred Assets.  No consent, approval or authorization (“Consent”) of, or Permit from, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),

(B) compliance with and filings and notifications under applicable Environmental Laws (as defined in Section 13.05(b), (C) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements, and (D) compliance with and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (e) those the failure of which to obtain or make have not had or would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.04.   Financial Statements.

The Audited Financial Statements (as defined in Section 13.05(b)) have been audited by KPMG LLP, and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and are based on the books and records of the Business.  The unaudited interim balance sheet (, the “Balance Sheet”) of the Seller related to the Business as of November 30, 2018, and the related unaudited interim statement of operations for the period February 21, 2018 through the period ended November 30, 2018 (i) has been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) presents fairly  in all material respects the consolidated financial condition and results of operations of the Seller related to the Business as of such date and for such period.  Complete copies of the Audited Financial Statements and the Balance Sheet have been delivered to the Purchaser.  Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

SECTION 3.05.  Undisclosed Liabilities.

Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (“Liabilities”) with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and which are not, individually or in the aggregate, material in amount.

SECTION 3.06.  Assets Other than Real Property Interests.

(a)  Seller has, or as of the close of business on the Closing Date will have, good and valid title to all Transferred Assets, other than those set forth in Schedule 3.06 and those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business and not in violation of this Agreement, in each case free and clear of all mortgages, liens, charges, claims, pledges, security interests, options, restrictions of any kind, rights of first refusal or other encumbrances of any kind (collectively, “Liens”), except for (i) such Liens as are set forth in Schedule 3.06, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or in amounts that are not delinquent and would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business with respect to the equipment being purchased or leased, (iv) Liens for Taxes and other governmental charges that are not due and payable, which are being contested in good faith, and (v) other non-monetary imperfections of title, licenses or encumbrances, if any, which do not materially impair, individually or in the aggregate, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted (the Liens described in clauses (i) through (v) above, together with the Liens referred to in clauses (ii) through (vi) of the second sentence of Section 3.07(a), are referred to collectively as “Permitted Liens”).

(b)  This Section 3.06 does not relate to Real Property (as defined in Section 3.07(b)) or interests in Real Property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

SECTION 3.07.  Real Property.

(a)  Schedule 3.07(a) lists all real property owned and used or held by Seller for use primarily in, or are necessary for, the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset, together with the address by which it is commonly known or its tax block and lot number or other legal description (each, together with the interest of Seller in any structures, improvements, fixtures, rights of way, easements or other similar rights appurtenant thereto, an “Owned Property”).  Seller has good, marketable and insurable fee title to the Owned Property free of all Liens other than (i) Liens described in clauses (i) through (v) of Section 3.06(a), (ii) such Liens as are set forth in Schedule 3.07(a), (iii) Liens that have been placed by any developer or other third party on property over which Seller has easement rights and any subordination or similar agreements relating thereto, (iv) leases, subleases and similar agreements set forth in Schedule 3.07(b), (v) both (A) recorded or unrecorded easements, covenants, restrictions, rights-of-way and other similar matters and (B) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Owned Property made prior to the Closing which, in the case of both clauses (A) and (B), do not, individually or in the aggregate, materially impair the continued use and operation of the Owned Property in the conduct of the Business as currently conducted and (vi) zoning, building and other similar governmental restrictions.

(b)  Schedule 3.07(b) lists all leasehold interests used or held for use by Seller primarily in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset, together with the address by which it is commonly known (each, together with the interest of Seller in any structures, improvements, easements or other, similar rights appurtenant thereto, a “Leased Property”, and, collectively with the Owned Property, the “Real Property”, and the lease, sublease or other agreement pursuant to which it is occupied by Seller, and all amendments and modifications thereto and extensions thereof, a “Lease”).  Seller has good and valid title to the leasehold estate in the Leased Property.  Complete and correct copies of the Leases have been made available to Purchaser for review.  Except as set forth in Schedule 3.07(b), all of the Leases are valid, binding and in full force and effect in all material respects and are enforceable by Seller in accordance with their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Seller enjoys peaceful and undisturbed possession of the Leased Property.  Except as set forth in Schedule 3.07(b), Seller is not in material default under any Lease and, to the knowledge of Seller, as of the date of this Agreement, no other party to any Lease is in material breach or material default thereunder.  Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease.  Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto.  Seller has not subleased, assigned or otherwise granted to any person the right to use or occupy such Leased Real Property or any portion thereof.  Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(c)  Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other Applicable Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would not reasonably be expected to have a Business Material Adverse Effect.

(d)  The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

(e)  This Section 3.07 does not relate to environmental matters, such items being the subject of Section 3.19.

SECTION 3.08.  Ownership of Scheduled Intellectual Property.

(a)  Schedule 3.08(a) lists (i) the patents included in the Transferred Intellectual Property and (ii) the trademark registrations and applications included in the Transferred Intellectual Property.  With respect to trademark registrations and applications, Schedule 3.08(a) lists the jurisdictions where such trademarks are registered or where such applications have been filed and all registration and application numbers.  Except as set forth in Schedule 3.08(a), Seller is the sole and exclusive owner of the Intellectual Property set forth in Schedule 3.08(a) (“Scheduled Intellectual Property”) and no license fees of any kind in respect of such Scheduled Intellectual Property are required for the use by Seller of such Intellectual Property in those jurisdictions where such Intellectual Property is currently used.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Purchaser’s right to own or use any Transferred Intellectual Property.

(b)  Non-Infringement.  Except as set forth in Schedule 3.08(b), no material claims are pending or, to the knowledge of Seller, threatened, as of the date of this Agreement against Seller by any person claiming infringement by use of the Intellectual Property or Transferred Technology in the operation or conduct of the Business as currently conducted. To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, including the use of the Transferred Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the intellectual property or other rights of any person. No person has infringed, misappropriated, or otherwise violated any Transferred Intellectual Property.

SECTION 3.09.  Inventory.

All of the Inventory constituting finished goods included in Working Capital as of the Closing Date, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for items that have been written off or written down to fair market value or for which adequate reserves have been established.

SECTION 3.10.  Customers and Suppliers.

(a)  Customers.  Seller has not received any notice, and has no reason to believe, that any of Seller’s customers who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $500,000 for the most recent fiscal year (collectively, the "Material Customers") has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)  Suppliers.  Schedule 3.10(b) of the Disclosure Schedules sets forth with respect to the Business each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for the most recent fiscal year (collectively, the "Material Suppliers"). Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

SECTION 3.11.  Contracts.

(a)  Except as set forth in Schedule 3.11(a) and except for Contracts relating to Excluded Assets, Seller is not a party to or bound by any Contract that is used and held for use solely in, or that arises solely out of, the operation or conduct of the Business (in each case other than (x) this Agreement and the Ancillary Agreements and (y) Contracts entered into after the date of this Agreement in accordance with Section 5.01), in each case that is:

(i) a Contract involving aggregate consideration in excess of $500,000 and which, in each case, cannot be cancelled without penalty or without more than 60 days' notice

(ii) A written employment or independent consultant Contract that has an aggregate future liability in excess of $200,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $200,000, or an employee collective bargaining agreement or other Contract with any labor union;

(iii) a covenant not to compete or restricting the development, marketing or distribution of the products of the Business that materially limits the conduct of the Business;

(iv) (A) a continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (other than purchase Contracts and orders in the ordinary course of business), (B) a management, brokerage, franchise, agency service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) or (C) an advertising Contract, in any such case which has an aggregate future liability to any person (other than Seller) in excess of $200,000 and is not terminable by Seller by notice of not more than 90 days for a cost of less than $200,000;

(v) a Contract under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than Seller) or any other note, bond, debenture or other evidence of indebtedness of Seller (other than in favor of Seller) in any such case which, individually, is in excess of $200,000;

(vi) a Contract (including any so-called take-or-pay or keep well agreement) under which (A) any person (other than Seller) has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, other than Seller (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $200,000;

(vii) a material Contract granting a Lien upon any Owned Property or Leased Property;

(viii) a Contract with (A) Seller or any of its affiliates or (B) any officer or director of Seller (in each case other than Contracts that shall be terminated as of the Closing);

(ix) a lease, sublease or similar Contract with any person (other than Seller) under which Seller is a lessor or sublessor of, or makes available for use to any person (other than Seller), (A) any Owned Property, (B) any Leased Property or (C) any portion of any premises otherwise occupied by Seller that, in either case, specifies annual payments in excess of $200,000;

(x) a lease or similar Contract with any person (other than Seller) under which Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future liability in excess of $200,000 and is not terminable by Seller, by notice of not more than 90 days for a cost of less than $200,000;

(xi) any Contract with any person (other than Seller) involving a partnership, or joint venture;

(xii) any Contract with any person (other than Seller) providing for indemnification of any person with respect to liabilities relating to the Business, other than the constitutive documents of Seller and any of its subsidiaries, and marketing agreements, property leases and other commercial agreements entered into in the ordinary course of business;

(xiii) any Contract that requires Seller to use any supplier or third party for all or substantially all of Seller’s requirements or needs or requires Seller to provide to other parties “most favored nation” pricing; or

(xiv) any other Contract that has an aggregate future liability to any person (other than Seller) in excess of $200,000 and is not terminable by Seller by notice of not more than 180 days for a cost of less than $200,000 (other than (i) purchase orders or sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement and (ii) Contracts required to be listed in Schedule 3.07(a), Schedule 3.07(b) or Schedule 3.08).

(b)  Except as set forth in Schedule 3.11(b),  all Transferred Contracts required to be listed in Schedule 3.11(a) (such Contracts, the “Business Contracts”) are valid, binding and in full force and effect and are enforceable as to Seller and, to the knowledge of Seller, all other parties thereto in accordance with their terms, except for such failure to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect and, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Except as set forth in Schedule 3.11(b), Seller has performed all material obligations required to be performed by it to date under the Business Contracts, and Seller is not in breach or default thereunder and, to the knowledge of Seller, no other party to any Business Contract as of the date of this Agreement is in breach or default of any material obligation thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Business Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or Business or the loss of any benefit thereunder.  Complete and correct copies of each Business Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Business Contract.

SECTION 3.12.  Permits.

Except as set forth in Schedule 3.12, (i)  all Transferred Permits are validly held by Seller, and Seller has complied in all material respects with the terms and conditions thereof, (ii) during the 12 months immediately preceding the date of this Agreement, Seller has not received written notice of any Proceeding relating to the revocation or modification of any such Transferred Permits the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect and (iii) to the knowledge of Seller, none of such Transferred Permits would reasonably be expected to be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any such suspensions, modifications, revocations or nonrenewals that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  All fees and charges with respect to the Transferred Permits as of the date hereof have been paid in full.  To the knowledge of Seller, the Transferred Permits are all of the permits required to operate the Business as currently conducted.

SECTION 3.13.  Taxes.

(a)   Except as disclosed in Schedule 3.13(a) and except as would not individually, or in the aggregate, be reasonably expected to have a Business Material Adverse Effect, Seller has timely paid all Taxes imposed on, or in connection with, including any deficiencies asserted by any taxing authority, the Transferred Assets (and filed on a timely basis all Tax Returns (as defined in Section 13.05(b)) required to be filed relating to the Transferred Assets, which Tax Returns were true, complete and correct in all material respects) that are due and payable on or prior to the Closing Date (except for Taxes being contested in good faith and Transfer Taxes).

(b)  No material Tax Liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Transferred Assets.

(c)  Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(d)  All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)  Seller is not a “foreign person” within the meaning of Section 1445 of the Code (as defined in Section 13.05(b)).

SECTION 3.14.  Proceedings.

Except as set forth in Schedule 3.14, as of the date of this Agreement there are no pending or, to the knowledge of Seller, threatened Proceedings against Seller, which arise out of the conduct of the Business and pursuant to which a party seeks (a) more than $25,000 from Seller or (b) injunctive relief prohibiting or delaying the consummation of the Acquisition.  Schedule 3.14 lists as of the date of this Agreement each pending Proceeding initiated by Seller (as to which a complaint has been served by Seller on the opposing party) which arises out of the conduct to the Business and pursuant to which Seller seeks more than $25,000 from the opposing party.  To the knowledge of Seller, except as set forth in Schedule 3.14, Seller is not party or subject to or in default under any unsatisfied Judgment that is applicable to the conduct of the Business.

SECTION 3.15.  Employee Benefit Matters.

(a)  Schedule 3.15(a)(i) contains a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (“Welfare Plan”) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, vision, disability, welfare, paid time off, Code Section 125 Cafeteria Plan or other plan, arrangement or understanding, maintained, sponsored, contributed to or required to be maintained, sponsored or contributed to by Seller, providing benefits to any current or former officer, director or employee of Seller that is on the Closing Date (or was, in the case of a former officer, director or employee) primarily employed in connection with the Business (including, for the avoidance of doubt, any individual who is not actively at work by reason of illness, vacation, short-term disability or other leave of absence (each such person being a “Business Employee”)) (such plans being, collectively, “Seller Benefit Plans”).  Seller has delivered or made available to Purchaser true, complete and correct copies of each Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plan, a description thereof).  Schedule 3.15(a)(ii) contains a list of each employment, consulting, indemnification, severance, termination, change in control, bonus or similar agreement or arrangement between Seller, on the one hand, and any Business Employee, on the other hand that doesn’t end on or prior to the Closing Date (collectively, “Seller Benefit Agreements”).

(b)   With respect to each Seller Benefit Plan (i) no such plan is a any multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the PGBC to terminate any such plan or to appoint a trustee for any such plan.

(c)  Except as set forth in Schedule 3.15(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any material payment (including severance, change in control or otherwise) becoming due to any Business Employee under any Seller Benefit Plan or Seller Benefit Agreement, (ii) materially increase any benefits otherwise payable under any Seller Benefit Plan or Seller Benefit Agreement to any Business Employee or (iii) result in the acceleration of time of payment or vesting of any such benefits under any Seller Benefit Plan or Seller Benefit Agreement to any material extent.

SECTION 3.16.  Employee Matters.

(a)  Schedule 3.16(a) contains a list of all persons who are employees of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.16(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)  Seller is not, and has not been for the past seven (7) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and, to the knowledge of Seller, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)  Seller is and has been in compliance with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.  There are no Proceedings against Seller pending, or to the knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)  Seller has complied with the WARN Act (as defined in Section 6.03) and has not taken any action in the past twelve (12) months that would trigger the WARN Act.

SECTION 3.17.  Absence of Changes or Events.

Except as set forth in Schedule 3.17, from the date of the Balance Sheet to the date of this Agreement, (a) there has not been a Business Material Adverse Effect or an event, occurrence or development that could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (b) there has not been any material damage, destruction or loss, or any material interruption in use, of any Transferred Assets, whether or not covered by insurance, (c) Seller has not taken any of the actions described in Section 5.01, and (d) Seller has caused the Business to be conducted in the ordinary course and substantially in the same manner as previously conducted.  Purchaser acknowledges that there may have been disruption to the Business as a result of the announcement of Seller of its intention to sell the Business (and there may be disruption to the Business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Purchaser acknowledges that such disruptions do not and shall not constitute a breach of this Section 3.17.

SECTION 3.18.  Compliance with Applicable Laws.

Except as set forth in Schedule 3.18, the Business is, and during the year immediately preceding the date of this Agreement has been, in compliance with all Applicable Laws.  Seller has not received any written communication during the year immediately preceding the date of this Agreement from a Governmental Entity that alleges that the Business is not in compliance with any Applicable Laws.  This Section 3.18 does not relate to matters with respect to Taxes, which are the subject of Section 3.13, to employee matters, which are the subject of Sections 3.15 and 3.16, or to environmental matters, which are the subject of Section 3.19.

SECTION 3.19.  Environmental Matters.

(a)  Except as set forth in Schedule 3.19(a) and except for matters that, individually or in the aggregate would not reasonably be expected to have a Business Material Adverse Effect:  (i) Seller conducts, and during the three (3) years immediately preceding the date of this Agreement has conducted, the Business in compliance with all Environmental Laws, (ii) Seller has not received within the five (5) years immediately preceding the date of this Agreement any written notice alleging any violation of, or liability under, or any written information request pursuant to, any Environmental Law (the substance of which has not been materially resolved) arising from or related to the Business, (iii) there have been no Releases of Hazardous Materials (each as defined in Section 13.05(b)), and to the knowledge of Seller no threatened Releases, by the Business upon, into or at any Transferred Real Property, (iv) to the knowledge of Seller, there have been no Releases of Hazardous Materials by any party upon, into or at any property adjacent to the Transferred Real Property, and (v) Seller has not assumed, contractually or by operation of law, any liabilities or obligations to third parties under any Environmental Laws.

(b)  The Seller submitted a Corrective Action Plan on January 30, 2018 to the Arkansas Department of Environmental Quality pursuant to the Facility’s NPDES Permit (the “CAP”) in its good faith effort to resolve the matters described in the Request for a Corrective Action Plan (“CAP Request”), dated December 1, 2017, and matters relating thereto.  To the knowledge of Seller, Seller has used its reasonable efforts to implement the CAP.  To the knowledge of the Seller, the CAP was created in good faith upon the advice of Seller’s environmental consultants with the intention of causing the Facility to comply with the Environmental Laws referenced in the CAP Request.

(c)  Except as set forth in Schedule 3.19(c), Seller has not received any notice regarding potential liabilities with respect to off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(d)  Seller has provided or otherwise made available to Purchaser and listed in Schedule 3.19(d) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(e)  Except as set forth in Schedule 3.19(e), Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Transferred Assets as currently carried out.

SECTION 3.20.  Sufficiency of Transferred Assets.

Except for the exclusion of the Excluded Assets and except as set forth in Schedule 3.20(a) or as contemplated by the Ancillary Agreements, including the Transitional Services Agreement and the Fiber Supply Agreement, and assuming that Purchaser has the ability to provide to the Business all corporate-level services (set forth in Schedule 3.20(a)) of the type currently provided to the Business by Seller or any of its affiliates, the Transferred Assets are sufficient to permit Purchaser to conduct the Business immediately following the Closing in all material respects as it is currently being conducted and constitute all of the rights, properties and assets necessary for the conduct of the Business.  To the knowledge of Seller, Seller has provided or otherwise made available to Purchaser and listed in Schedule 3.20(b) any and all material documents concerning planned capital expenditures and deferred maintenance relating to the Business or Transferred Assets for the fiscal year 2019.

SECTION 3.21.  Brokers.

Except for CIBC World Markets, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01.  Organization and Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.  Purchaser has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Purchaser Material Adverse Effect (as defined in Section 13.05(b)).

SECTION 4.02.  Authority; Execution and Delivery; Enforceability.

Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated by this Agreement and such Ancillary Agreements.  Purchaser has taken all corporate action required by its Articles of Incorporation and By-laws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated by this Agreement and such Ancillary Agreements.  Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03.  No Conflicts or Violations; No Consents or Approvals Required.

The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party do not, and the consummation by Purchaser of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not conflict with, or result in any breach of or constitute a default or give rise to any right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the Articles of Incorporation, By-laws or other organizational documents of Purchaser or any of its subsidiaries, (ii) any material Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, in each case other than any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements, (D) compliance with and filings under the Exchange Act, and (E) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.  Proceedings.

There are not any Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries seeking injunctive relief prohibiting or delaying the consummation of the Acquisition.

SECTION 4.05.  Availability of Funds; Solvency.

(a)  Purchaser has or at Closing will have cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.  The financing required to consummate the Acquisition and the other transactions contemplated by this Agreement is referred to in this Section 4.05 collectively as the “Financing”.  Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)  As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

ARTICLE V

Covenants

SECTION 5.01.  Covenants Relating to Conduct of Business.

(a)  Except for matters (x) set forth in Schedule 5.01, (y) expressly agreed to in writing by Purchaser or (z) otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall conduct the Business, or shall cause the Business to be conducted, in all material respects in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve the material business relationships of the Business with trademark licensors, customers, suppliers, distributors and others with whom the Business deals in the ordinary course of business.  In addition, except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) grant to any Business Employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which Seller and its affiliates shall be solely obligated (provided that Seller shall provide Purchaser with prompt notice of any such increase);

(ii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice and except for any liabilities, obligations, indebtedness or guarantees for which Seller and its affiliates shall be solely obligated (provided that Seller shall provide Purchaser with prompt notice of any such liabilities, obligations, indebtedness or guarantees regarding any Material Supplier;

(iii) subject any of the Transferred Assets to any Lien of any nature whatsoever other than Permitted Liens;

(iv) waive any claims or rights of material value (solely to the extent such claims or rights relate primarily to the Business);

(v) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or by Applicable Law (solely to the extent such change would be binding on Purchaser);

(vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material to the Business

(solely to the extent a substantial portion of the assets acquired constitutes Transferred Assets);

(vii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(viii) make or incur any capital expenditure (of a non-emergency nature) (solely to the extent such capital expenditure relates exclusively to the Business) that is not currently approved or budgeted, which exceeds $200,000 individually or $500,000 in the aggregate, in each case except for any such capital expenditures for which Seller and its affiliates shall be solely obligated;

(ix) sell, lease, license or otherwise dispose of any Transferred Asset that is material to the Business, except (A) Inventory and obsolete or excess equipment sold or disposed of in the ordinary course of business and (B) any Excluded Asset;

(x) enter into or amend any lease of real property (solely to the extent such lease relates primarily to the Business), except (A) any renewals of existing Leases in the ordinary course of business consistent with past practice and (B) leases entered into in the ordinary course of business with aggregate annual lease payments not in excess of $200,000;

(xi) transfer or assign or grant of any license or sublicense under or with respect to any Transferred Intellectual Property (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(xii) abandon or permit to lapse or fail to maintain in full force and effect any registration of Transferred Intellectual Property, or fail to take or maintain reasonable measures to protect the confidentiality of any Transferred Technology;

(xiii) permit the acceleration, termination, abandonment, material modification to or cancellation of any Transferred Contract or Transferred Permit;

(xiv) permit any material increase or decrease in Inventory other than in the ordinary course of the business; and

(xv) agree whether in writing or otherwise, to do any of the foregoing.

SECTION 5.02.  Access to Information and Properties .

(a)  Seller shall (i) afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the personnel, properties, books, Contracts, commitments and records (excluding any confidential personnel records) relating to the Business (other than the Excluded Assets), (ii) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its representatives may reasonably request, (iii) permit Purchaser to conduct interviews with employees that may become Transferred Employees pursuant to Section 6.01, and (iv) instruct the representatives of Seller to cooperate with Purchaser in its investigation of the Business; provided, however, that foregoing access does not unreasonably disrupt the normal operations of Seller or the Business.  Notwithstanding the foregoing, Seller need not disclose to Purchaser (A) any document or information that is confidential pursuant to Applicable Law or pursuant to the terms of a confidentiality agreement with a third party or (B) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Seller’s counsel, might reasonably result in antitrust difficulties for Seller (or any of its affiliates).  If any material is withheld by Seller pursuant to the immediately preceding sentence, Seller shall inform Purchaser as to the general nature of what is being withheld.  Seller may redact such portions of its books and records that do not relate to the Transferred Assets, the Assumed Liabilities and the Business.

(b)  Following the expiration of the waiting periods referenced in Section 5.05 below, including early termination of such waiting periods, Seller shall afford to Purchaser and its employees and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the Facility for the purpose of staging and installing information technology, telephone, communications and other similar equipment; provided, however, that such equipment shall not be networked to, or otherwise able to share data with, Seller’s information technology equipment until after Closing. Purchaser and Seller shall develop a plan for data transmission and exchange following the Closing pursuant to the Transitional Services Agreement. In the event that this Agreement is terminated pursuant to Article VIII, Seller shall afford Purchaser and its employees and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the Facility to remove any equipment installed pursuant to the preceding sentence.

SECTION 5.03.  Confidentiality.

(a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement is subject to the terms of a mutual confidentiality agreement between Purchaser and Seller as of October 17, 2018 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller, any of its affiliates or their respective representatives concerning Seller or any of its affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)  After the Closing Date, Seller shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business except as required by law or administrative process (provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information) and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03(b).  The covenant set forth in this Section 5.03(b) shall terminate three years after the Closing Date.

SECTION 5.04.  Best Efforts.

(a)  On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its best efforts to cause the Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  Without limiting the requirements for Closing set forth in Section 2.02 or the provisions set forth in Article VII, each party shall use its best efforts to cause the Closing to occur on or prior to March 15, 2019 (the “Outside Closing Date”).  Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

(b)  Except as expressly provided in Section 5.05(c), each of Purchaser and Seller shall use its best efforts to have any restraint or prohibition of the type described in Section 7.01(b) terminated as promptly as practicable.

(c)  Without limiting Section 5.04(a), Purchaser and Seller shall use their reasonable best efforts to obtain, or to cause to be obtained, an additional Permit for the Purchaser with respect to each Permit used by Seller in connection with the Business that is not a Transferred Permit pursuant to Section 1.02(a)(vi); provided, that, Seller shall not be obligated to pay any consideration to any third party or governmental Entity from whom such Permits are requested under this Section 5.04(c).

SECTION 5.05.  Antitrust Notification and Other Regulatory Filings.

(a)  Each of Seller and Purchaser shall (i) file or cause to be filed as promptly as practicable, but in no event later than 20 days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required for the transactions contemplated by this Agreement and the Ancillary Agreements and any supplemental information requested in connection therewith pursuant to the HSR Act, (ii) make such other filings as promptly as practicable, but in no event later than 15 days following the execution and delivery of this Agreement, as are necessary under the Antitrust Laws (as defined in Section 13.05(b)) and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto, and (iii)  include in each such filing, notification and report form referred to in the immediately preceding clauses (i) and (ii) a request for early termination or acceleration of any applicable waiting periods.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other Antitrust Laws.  Each of Seller and Purchaser shall furnish to the other copies of any notification and report forms it shall file and such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and other Antitrust Laws.  Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable.  Each party shall use its best efforts to obtain clearance required under the HSR Act and other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.

(b)  Seller and Purchaser shall use their best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as practicable.  Seller and Purchaser shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated on the Closing Date, except with the prior written consent of the other party hereto.  Seller and Purchaser shall not have any substantive contact with any Governmental Entity in respect of any filing or proceeding contemplated by this Section 5.05 unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to participate.  If any Antitrust Proceeding (as defined in Section 13.05(d)) is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement and the Ancillary Agreements under any Antitrust Law, Seller and Purchaser shall use their best efforts to resolve (and to avoid the institution of) any such Antitrust Proceeding.  If, notwithstanding such best efforts, any such Antitrust proceeding is instituted, Seller and Purchaser shall further use their best efforts to contest such Antitrust Proceeding until each such Antitrust Proceeding is resolved pursuant to a settlement or a final nonappealable court order.

(c)  Notwithstanding the foregoing provisions of Section 5.05, “best efforts” of  Purchaser and Seller shall not include selling, holding separate or otherwise disposing of, any of the Transferred Assets or the Business or any assets or business of Purchaser or any of its subsidiaries or affiliates on or after the Closing, including agreeing with any Governmental Entity to take any such action.

SECTION 5.06.  Further Assurances.

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.07.  Insurance Matters.

(a)  Seller shall keep all insurance policies currently maintained with respect to the Transferred Assets (the “Seller Insurance Policies”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.  Purchaser acknowledges that any and all Seller Insurance Policies are owned and maintained by Seller and its affiliates (and not the Business) and are Excluded Assets.  Purchaser will not have any rights under the Seller Insurance Policies from and after the Closing.

(b)  In the event that prior to the Closing any Transferred Asset suffers any damage, destruction or other casualty loss, Seller shall surrender to Purchaser after the Closing Date (i) all insurance proceeds received by the Seller with respect to such damage, destruction or loss, less any proceeds applied to the physical restoration of such asset, and (ii) all rights of Seller with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or loss.  Seller shall make available to Purchaser the benefits of any Seller

Insurance Policy covering the Transferred Assets with respect to insured events or occurrences prior to the Closing (whether or not claims relating to such events or occurrences are made prior to or after the Closing Date); provided, however, that the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller in respect thereof.  Seller shall promptly pay to Purchaser all insurance proceeds relating to the Transferred Assets received by Seller under any Seller Insurance Policy.

SECTION 5.08.  No Solicitation of Other Bids.

(a)  Seller shall not, and shall not authorize or permit any of its affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding or contingent) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, and shall not commence, or permit to be commenced, any discussions or negotiations with any persons with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any person (other than Purchaser or any of its affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Transferred Assets.

(b)  In addition to the other obligations under this Section 5.08, Seller shall promptly (and in any event within three (3) business days after receipt thereof by Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.

(c)  Seller agrees that the rights and remedies for noncompliance with this Section 5.08 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

SECTION 5.09.  Notice of Certain Events.

(a)  From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) any Proceedings commenced or, to knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)  Purchaser's receipt of information pursuant to this Section 5.09 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules to this Agreement (“Schedules”).

SECTION 5.10.  Supplement to Schedules.

From time to time prior to the Closing, Seller (or in the case of Schedule 6.01(a), Purchaser) shall promptly provide written updates to the  Schedules (“Schedule Supplement”), with respect to any matter hereafter arising which, if existing, occurring or known as of the date of this Agreement, (i) would have been required to be set forth in a Schedule or which is necessary to correct any information which has been rendered inaccurate thereby or (ii) which relates to an event or circumstance occurring after the date hereof in the ordinary course of business without a breach of Section 5.01.  Each amendment, supplement or other modification of the Schedules pursuant to this Section 5.10 shall be deemed to have modified the representations, warranties or covenants of the Seller or Purchaser herein, as the case may be, for purposes of determining whether the conditions set forth in Section 7.02 and 7.03, as the case may be, have been satisfied, shall affect whether a breach of such representations, warranties or covenants has occurred or shall otherwise affect the Purchaser’s or Seller’s rights under Article VIII or IX with respect thereto unless such amendment, supplement or other modification, individually or in the aggregate, constitutes a Business Material Adverse Effect.

ARTICLE VI

Employment Matters

SECTION 6.01.  Continuation of Employment; Purchaser Benefit Plans.

(a)  General.  (i) For purposes of this Agreement, the term “Transferred Employee” shall refer to each Business Employee to whom Purchaser extends offers of employment as of the Closing Date as set forth in Schedule 6.01 and each Business Employee whose employment transfers from Seller to Purchaser by operation of law as of the Closing.  At Closing, all Transferred Employees shall be hired by and become employees of Purchaser.   Seller shall terminate the employment of the Transferred

Employees immediately thereafter.  No later than seven (7) days prior to the Closing Date (the “Notice Date”) , the Purchaser shall notify the Transferred Employees that immediately upon the Closing on the Closing Date, the Transferred Employees shall become employed by the Purchaser on an “at will” basis.  On the Notice Date, Seller shall deliver a notice of termination to all Transferred Employees (the “Termination Notice”) to be immediately effective after Closing.  The Parties shall coordinate such that the Termination Notice and the notice of hire are delivered simultaneously to each Transferred Employee.  On the Closing Date, Seller shall terminate any existing employment agreement or arrangements between the Seller and the Transferred Employees, without any liability to the Purchaser on or following the Closing.  All employees of Seller who are not Transferred Employees shall remain employees of the Seller.

(ii) Seller agrees to (A) not make offers of employment to any Transferred Employee in any business of Seller’s affiliates included in the Excluded Assets prior to the Closing Date and for a period of one (1) year thereafter, (B) encourage all Transferred Employees to accept offers of employment with Purchaser, and (C) at Purchaser’s request, enter into retention agreements with such Transferred Employees as Purchaser may designate, it being understood that all liabilities and obligations of Seller under such retention agreements shall be assumed by Purchaser at Closing. Notwithstanding the foregoing, the restrictions of this Section 6.01(a)(ii)(A) shall not prohibit Seller from (x) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such Transferred Persons, or (y) hiring any such Transferred Person whose employment with Purchaser has ceased at least one month prior to such time.

(b)  Prior Service Credit.  From and after the Closing Date, Purchaser shall give or cause to be given each Transferred Employee full credit for all purposes under any employee benefit plans and arrangements provided, maintained or contributed to by Purchaser and its affiliates, for such Transferred Employee’s service with Seller and its subsidiaries, and with any predecessor employer, to the same extent recognized by Seller and its subsidiaries immediately prior to the Closing Date, except to the extent such credit would result in duplication of benefits for the same period of service; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Purchaser, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Purchaser's defined contribution retirement plan.

(c)  No Assumption of Liabilities.  Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)  Eligibility for Purchaser Benefit Plans.  Each employee of the Business who becomes employed by Purchaser in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Purchaser on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Purchaser.

(e)  Certain Welfare Benefits Matters.  With respect to each of Purchaser’s benefit plans that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Purchaser Welfare Plan”), Purchaser shall use its best efforts (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Seller Benefit Plan immediately prior to the Closing and (ii) provide each Business Employee and his or her eligible dependents and beneficiaries with credit under Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Seller Benefit Plans prior to the Closing in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which the Transferred Employees participate.

SECTION 6.02.  Accrued Vacation.

For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled, Purchaser shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date.  To the extent that a Transferred Employee is entitled under any Applicable Law or any policy of Seller or any of its respective subsidiaries to be paid for any vacation days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date, Purchaser shall assume the liability for such vacation days.

SECTION 6.03.  WARN Act.

Purchaser shall bear any and all obligations and liability under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) resulting from employment losses pursuant to Section 6.01.  Seller agrees, with respect to Business employees, to cooperate with Purchaser regarding the provision of any required notice under the WARN Act, and any similar federal, state or local law or regulation, and to otherwise comply with the WARN Act and any such other similar law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing.  Seller shall notify Purchaser of any layoffs of any Business Employees in the 90-day period prior to the Closing.

SECTION 6.04.  Administration.

Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI.

SECTION 6.05.  Employment Tax Reporting Responsibility.

Purchaser and Seller hereby agree to follow the standard procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 1996

53 I.R.B. 24.  Accordingly, Seller shall have United States employment tax reporting responsibilities for Transferred Employees for the period ending on close of business the Closing Date, and Purchaser shall have United States employment tax reporting responsibilities for Transferred Employees following the close of business on the Closing Date.

ARTICLE VII

Conditions to Closing

SECTION 7.01.  Conditions to Each Party’s Obligation.

The obligation of Purchaser to purchase and pay for the Transferred Assets, and the obligation of Seller to sell, transfer, assign and deliver the Transferred Assets to Purchaser, are subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:

(a)  Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated in relation to the Acquisition.  Any consents, authorizations, orders, approvals, declarations and filings under the HSR Act or any other Applicable Law, the absence of which would prohibit the consummation of the purchase and sale of any portion of the Transferred Assets, or the assumption of any portion of the Assumed Liabilities, to the extent the exclusion of such portion of the Transferred Assets or Assumed Liabilities would be reasonably likely to have a Material Adverse Effect, shall have been made or obtained.

(b)  No Injunctions or Restraints.  No statute, rule, regulation, executive order, decree, writ, judgment, stipulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the purchase or sale of any portion of the Transferred Assets or the assumption of any portion of the Assumed Liabilities, to the extent the exclusion of such portion of the Transferred Assets or Assumed Liabilities would be reasonably likely to have a Material Adverse Effect.

SECTION 7.02.  Conditions to Obligation of Purchaser.

The obligation of Purchaser to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Seller in this Agreement qualified as to materiality or Business Material Adverse Effect shall be true and correct as so qualified, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Business Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(b)  Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it by the time of the Closing.  Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(c)  Execution and Delivery of Ancillary Agreements.  Seller shall have executed and delivered the Ancillary Agreements to which it is a party.

(d)  Receipt of Consents.  Subject to Section 1.03, all approvals, consents and waivers that are listed on Schedule 3.03 shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(e)  No Business Material Adverse Effects.  From the date of this Agreement, there shall not have occurred any Business Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Business Material Adverse Effect.

(f)  Permits.  Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date except for Permits the failure to receive individually or in the aggregate would not reasonably be expected to have a Business Material Adverse Effect.

(g)  Title Insurance and Survey.  Purchaser shall have received an owner's title insurance policy with respect to each Owned Property, and Leased Property where the length of a lease exceeds five (5) years, issued by First American Title Insurance Company, written as of the Closing Date, insuring Purchaser in such amounts and together with such endorsements, and otherwise in such form, as Purchaser shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property and the leasehold interest in each Leased Property, free and clear of all Liens other than Permitted Liens. For all Leased Property Purchaser shall have received an estoppel certificate from the owner thereof in a form reasonably acceptable to Purchaser including representations that the entire Lease as amended is attached thereto, that there is no breach or default by any party under the Lease, that all rents and other sums due to the landlord under the Lease have been timely paid through the date thereof and other commercially reasonable assurances. For all other Leased Property, Seller shall use its reasonable best efforts to obtain and deliver to Purchaser an estoppel certificate from the owner thereof in a form reasonably acceptable to Purchaser including representations that the entire Lease as amended is attached thereto, that there is no breach or default by any party under the lease, that all rents and other sums due to the landlord under the lease have been timely paid through the date thereof and other commercially reasonable assurances. For all indebtedness to be assumed by Purchaser that constitutes a lien on the Real Property, Seller shall use its reasonable best efforts to obtain and deliver to Purchaser an estoppel certificate from the lender that the note as amended is attached thereto, that there is no breach or default by any party under the loan documents, that all loan payments and other sums due to the lender under the loan documents have been timely paid through the date thereof and other commercially reasonable assurances. Purchaser shall have received an appropriately certified ALTA/NSPS Land Title Survey showing no Liens other than the Permitted Liens, and otherwise in form and substance satisfactory to Purchaser, for the Real Property.

(h)  Release of Liens.  All Liens relating to the Transferred Assets shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser in its sole discretion, of the release of such Liens.

(i)  Certificates as to Conditions:  Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(j)  Closing Certificates.  Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that the board of directors of Seller has passed resolutions authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.  Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(k)  FIRPTA Certificate.  Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(l)  Environmental Matters.  Purchaser shall have received copies of the findings of the Phase I and Phase II analyses conducted by SLR Consulting, together with a letter permitting Purchaser to rely upon the findings in such analyses, and, subject to weather conditions, Seller shall have cleaned, or caused to be cleaned, the Facility’s storm drains and ditches.

(m)  Employee Matters.  Randal J. Reutzel shall have accepted a job offer from Purchaser.

SECTION 7.03.  Conditions to Obligation of Seller.

The obligation of Seller to sell, transfer, assign and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Purchaser made in this Agreement qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(b)  Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.  Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(c)  Execution and Delivery of Ancillary Agreements.  Purchaser shall have executed and delivered the Ancillary Agreements.

SECTION 7.04.  Frustration of Closing Conditions.

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01.  Termination.

(a)  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller if (x) any of the conditions set forth in Section 7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller, (y) 30 days have elapsed since the receipt by Purchaser of a written notice by Seller of such incapability and (z) Purchaser shall have failed to fulfill such condition within such 30-day period;

(iii) by Purchaser if (x) any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser, (y) 30 days have elapsed since the receipt by Seller of a written notice by Purchaser of such incapability and (z) Seller shall have failed to fulfill such condition within such 30-day period;

(iv) by Seller or Purchaser, if the Closing does not occur on or prior to the Outside Closing Date; provided, further, that this Section 8.01(iv) shall not in any way limit any other right of Seller or Purchaser to terminate this Agreement pursuant to any other provision of Section 8.01.

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)  In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller or any of its affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by either Purchaser or Seller, and their respective directors, officers, employees, agents, representatives or advisors, with respect to the businesses of such other party shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.  Effect of Termination.

If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03(a) relating to confidentiality, (ii) Section 8.01 and this Section 8.02, (iii) Section 12.01 relating to publicity and (iv) Section 13.03 relating to certain expenses.  Nothing in this Section 8.02 shall be deemed to release any party from any liability to the other party for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE IX

Indemnification and Survival

SECTION 9.01.  Survival of Representations and Warranties.

All representations and warranties made in this Agreement shall survive until the first anniversary of the Closing Date, except for (i) the representations and warranties contained in Section 3.09 (the “Inventory Representations”) which shall survive sixty (60) days after the Closing Date; (ii) the representations and warranties contained in Section 3.19 (the “Environmental Representations”  which shall survive until the fourth anniversary of the Closing Date; and (iii) the representations and warranties contained in Sections 3.02, 3.06, 3.07 and 3.13 (the “Fundamental Representations”, which shall survive until expiration of the applicable statute of limitations to the subject matter of the representations.

SECTION 9.02.  Indemnification by Seller.

Subject to the limitations set forth in Section 9.05, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations, judgments, interest, awards, penalties, costs or expenses of any kind, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i) any breach as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

(ii) any breach of any covenant of Seller contained in this Agreement or any Ancillary Agreement;

(iii) any Retained Liability;

(iv) Seller’s access to, entry upon and use of the Transferred Real Property, and any claims by third parties arising out of or relating thereto, in connection with Seller’s fulfillment of its covenants in Section 12.08; and

(v) any and all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising from, or relating to, the ownership or operation of the Business or the Transferred Assets prior to and on the Closing Date, including without limitation, all Third Party Claims; and

(vi) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 9.03.  Indemnification by Purchaser.

From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i) any breach as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement;

(ii) any breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement;

(iii) any Assumed Liability;

(iv) any fees, expenses or other payments incurred or owed by Purchaser or its affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(v) any and all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising from, or relating to, the ownership or operation of the Business or the Transferred Assets after the Closing Date.

SECTION 9.04.  Indemnification Procedures.

(a)  Procedures Relating to Indemnification of Third Party Claims.  If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.02 or 9.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof.  Prior to and during such 30 day period, the Indemnified Party may take actions it deems necessary in its reasonable discretion to preserve all defenses available regarding the Third Party Claim, the costs of which, including the incurrence of reasonable attorneys’ fees, shall be borne by the Indemnifying Party.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party; provided, further, however, that in the event the Indemnifying Party assumes the defense of any Third Party Claim it shall actively pursue such defense in good faith.  If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume the defense thereof, at its sole cost and expense, upon delivery of notice to such effect to the Indemnifying Party.  In any event, if the Indemnifying Party at any time agrees to assume the defense of such Third Party Claim, the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the time of the Indemnifying Party’s assumption of such defense. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that in the event such Third Party Claim results in a Loss paid by the Indemnifying Party pursuant to Section 9.02 or 9.03, such Loss shall include the reasonable legal fees and expenses of the Indemnified Party incurred in the participation of such defense, except to the extent such legal fees and expenses shall have been incurred by the Indemnified Party following the receipt of written acknowledgment from the Indemnifying Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under Section 9.02 or 9.03 in connection with such Third Party Claim and shall assume defense of the Third Party Claim (in which case such legal fees and expenses shall be borne solely by the Indemnified Party), (ii) except during any period when the Indemnifying Party has not assumed defense of the Third Party Claim, the Indemnified Party will not consent to the entry of any judgment or, at any time, enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (x) with any of the Indemnified Party’s current customers or suppliers, (y) that provides for relief other than money damages or (z) that provides for money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The parties will use their reasonable best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)  Procedures for Non-Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto.  The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 9.05.  Limitations on Indemnification.

(a)  Notwithstanding anything in this Article IX to the contrary:

(i) Seller shall not be responsible, pursuant to clause (i) or (ii) of Section 9.02, for any Losses suffered by any Purchaser Indemnitee arising out of a breach of any representation, warranty or covenant of Seller herein unless a claim therefor is asserted in writing within 24 months after the Closing Date (except that in the case of a breach of an Inventory Representation, such claim must be asserted in writing within sixty (60) days after the Closing Date, in the case of a breach of an Environmental Representation, such claim must be asserted in writing within five (5) years after the Closing Date, and in the case of a breach of a Fundamental Representation, and in the case of a breach of any of the covenants set forth in Section 12.08, Article X and Article XI, such claim must be asserted in writing prior to the expiration of the applicable statute of limitations);

(ii) Seller shall not be liable, pursuant to clause (i) or (ii) of Section 9.02, for Losses suffered by Purchaser Indemnitees unless the aggregate of all Losses suffered by the Purchaser Indemnitees as a result of the matters described in such clauses exceeds an amount equal to 1% of the Adjusted Purchase Price, and then only to the extent of any such excess; provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach of any

Fundamental Representation or any covenant in Section 12.08, Article X or Article XI;

(iii) the aggregate liability of Seller hereunder, pursuant to clauses (i) and (ii) of Section 9.02, for Losses suffered by the Purchaser Indemnitees as a result of matters described in such clauses shall in no event exceed an amount equal to 10% of the Adjusted Purchase Price; provided, however, that this clause (iii) shall not apply to any claim for indemnification arising out of a breach of any Fundamental Representation or any covenant in Section 12.08, Article X or Article XI;

(iv) neither party hereto shall be liable to the others for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its representations, warranties or covenants hereunder;

(v) Seller shall have no obligations under clause (i) of Section 9.02 with respect to any breach of the representations and warranties contained in Section 3.19 to the extent any Losses suffered by any Purchaser Indemnitee arising out of such breach are (A) result from conditions contributed to or exacerbated by any Purchaser Indemnitee, but only to the extent the condition was contributed to or exacerbated by such Purchaser Indemnitee, and (B) result from any change in use of any Transferred Real Property, but only to the extent the condition resulted from such change; and

(vi) Seller shall not, notwithstanding anything in this Agreement to the contrary, be obligated to indemnify the Purchaser Indemnitees or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Closing Date Payment, if any, pursuant to Section 2.03(d).

SECTION 9.06.  Calculation of Indemnity Payments.

The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered by the Indemnified Party under insurance policies, net of any recovery costs, or underground storage tank reimbursement programs, with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.

SECTION 9.07.  Payments; Environmental Escrow Amounts.

(a)  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within five (5) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the Prime

Rate plus 2%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

(b)  Purchaser and Seller agree that any claim owed by Seller to a Purchaser Indemnified Party for a Loss relating to Section 3.19 or the matters described in Section 12.08 shall be paid first from the Environmental Escrow Amount, and, then, to the extent the Environmental Escrow Amount is insufficient, in cash by the Seller.

(c)  Upon satisfaction of the conditions and covenants contained in Section 12.08, any portion of the Environmental Escrow Amount not subject to a claim for indemnification shall be remitted to the Seller.  Subject to its right to assert claims for indemnification under this Article IX and its right to have such claims paid from the Environmental Escrow under Section 9.07(b), Purchaser agrees that it will not unreasonably withhold or delay instructions to the Escrow Agent in compliance with the foregoing sentence.

SECTION 9.08.  Tax Treatment of Indemnification.

For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

ARTICLE X

Tax Matters

SECTION 10.01.  Purchase Price Allocations.

(a)  Seller and Purchaser agree to allocate the Purchase Price and the Assumed Liabilities to the Transferred Assets in accordance with Schedule 10.01(a)(i).

(b)  The allocation described in Section 10.01(a) must comply with the requirements of Section 1060 of the Code.  Any subsequent adjustments to the Purchase Price and Assumed Liabilities shall be reflected in the allocation in a manner consistent with Section 1060 of the Code.  Seller and Purchaser agree that they shall (i) cooperate in good faith in preparing Internal Revenue Service Form 8594, (ii) furnish a copy of such Form 8594 to the other in draft form within a reasonable period of time prior to its filing due date, (iii) report the sale and purchase of the Transferred Assets for United States Tax purposes in accordance with such allocations and (iv) not take any position inconsistent with such allocations on any of their respective United States Tax returns, in any refund claim, in any litigation or otherwise.  The parties will promptly inform one another of any challenge with respect to such allocation by any Governmental Entity, and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c)  Transfer Taxes.  Each Party shall pay 50% of all Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Transferred Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(d)  Straddle Period.  Any sales, value-added, goods and services, stamp duties, property, ad valorem and similar Taxes (other than Taxes described in Section 10.01(c)) imposed with respect to a Straddle Period shall be allocated between the portions of the Straddle Period in the following manner: (i) in the case of a property Tax for a Straddle Period, the amount of such Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Taxes described in Section 10.01(c) and 10.01(d)(i)) for a Straddle Period, such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

(e)  Tax Refunds and Remittances.  Seller, on the one hand, shall be entitled to any refunds or credits of any Retained Tax Liability.  Purchaser, on the other hand, shall be entitled to any refunds or credits of Taxes relating to the Business or Transferred Assets, other than any such refunds or credits of any Retained Tax Liability.  The amount of any such refunds or credits received by Seller, on the one hand, or Purchaser, on the other hand, as the case may be, that the other party is entitled to pursuant to this Section shall be paid promptly to such other party following the receipt of any such refund or credit, provided, however, that such other party shall promptly repay Seller, on the one hand, or Purchaser, on the other hand, as the case may be, any such refund or credit, or portion thereof, that is subsequently disallowed.

ARTICLE XI

Non-Competition

SECTION 11.01.  Agreement Not To Compete.

(a)  Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Applicable Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 11.01 and, therefore, for a period of five (5) years following the Closing Date, Seller shall not, and shall cause each of its affiliates not to, directly or indirectly, engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the Business as presently conducted (“Competitive Activities”), including (i) selling goods or services of the type sold by the Business, except that if any goods or services were not sold by the Business during the period of time that it was owned by Seller and are not sold by the Business at the time of the Closing (collectively, “Permitted Goods and Services”), Seller may sell any Permitted Goods and Services notwithstanding anything contained in this Agreement, (ii) soliciting any customer or prospective customer of the Business to purchase any goods or services sold by the Business, other than Permitted Goods and Services, from anyone other than Purchaser and its affiliates, and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i) above; and

(b)  Section 11.01(a) shall be deemed not breached as a result of the ownership by Seller or any of its affiliates of:  (i) any securities (other than 5% or more of any class of stock having general voting power in the election of directors) of a person engaged, directly or indirectly, in Competitive Activities; or (ii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person’s consolidated annual revenues.

(c)  Nothing contained in Section 11.01(a) shall prohibit or restrict activities or businesses of Seller or any of its subsidiaries with respect to Excluded Assets nor with respect to any restructuring or sale of Excluded Assets.

ARTICLE XII

Additional Agreements

SECTION 12.01.  Publicity.

No public release or announcement concerning the transactions contemplated by this Agreement and the Ancillary Agreements shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement after reasonable prior notice to and consultation with the other.

SECTION 12.02.  No Use of Certain Retained Names.

Purchaser shall, and shall cause its subsidiaries to, promptly, and in any event (a) within 30 days after the Closing, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) within 90 days after the Closing, to revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 90 days after the Closing, to change signage and stationery and otherwise discontinue use of the Retained Names; provided, however, that for a period of three months following the Closing Date, Purchaser may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names to the extent that such product literature and labeling or packaging exists on the Closing Date.  In no event shall Purchaser or any of its subsidiaries use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by Seller during the 90-day period preceding the Closing.  With respect to the Transferred Inventory, Purchaser may continue to sell such Transferred Inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a reasonable time after the Closing (not to exceed three months).  None of the foregoing provisions of this Section 12.02 shall be construed to obligate Purchaser to require any wholesaler, retailer or other merchant or customers of the Business to conduct themselves in accordance therewith.

SECTION 12.03.  Support Services.

Purchaser acknowledges that, as of the Closing, neither Seller nor any of its affiliates shall have any obligation to provide any support or other services to Purchaser or the Business other than those services expressly required to be provided pursuant to the Transitional Services Agreement and the Fiber Supply Agreement, which agreements shall be entered into by Seller and Purchaser as of the Closing.

SECTION 12.04.  Post-Closing Information.

Following the Closing for so long as such information is retained by a party (which shall be for a period of at least three years), upon reasonable written notice, each party shall afford or cause to be afforded to the other party and its agents, representatives and auditors reasonable access to the personnel, properties, books, systems, Contracts and records (including financial and other Tax records) relating to the Business for any reasonable business purpose, including in respect of litigation, insurance matters, preparation of Tax returns and financial reporting of such party and its affiliates, including by, as and when reasonably requested by the other party, providing copies of any the foregoing books, systems, Contracts and records (including financial and other Tax records) relating to the Business to the other party; provided, that the party requesting such access agrees to reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred in connection with any such request.  Notwithstanding the foregoing, a party will not be required to disclose any information (i) which such party is prohibited from disclosing by a confidentiality agreement with a third party if such party has used reasonable best efforts to obtain the consent of the third party to such disclosure (it being understood that no party shall be obligated to pay any consideration to any third party from whom such consent is requested), and (ii) which would constitute privileged attorney-client communications or attorney work product, the transfer of which or the provision of access to which would constitute a waiver of any such privilege.  If any material is withheld by a party pursuant to the immediately preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  Seller may redact such portions of such books and records that do not relate to the Transferred Assets, the Assumed Liabilities or the Business.

SECTION 12.05.  Records.

Purchaser recognizes that certain records may contain information relating to subsidiaries, divisions or businesses of Seller and its affiliates other than the Business and that Seller may retain copies thereof.

SECTION 12.06.  Bulk Transfer Laws.

Purchaser and Seller each hereby waives compliance with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.

SECTION 12.07.  Refunds and Remittances.

After the Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 13.04.  After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 13.04.  After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 13.04.  After the Closing, if Seller or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 13.04.

SECTION 12.08.  Environmental Matters.

(a)  Seller agrees, at its sole expense, to use its best efforts to cause the rough ash storage pile existing at the Facility on the Closing Date to be removed as soon as practicable, and in no event later than after the first anniversary of  the Closing Date.  Purchaser acknowledges that in furtherance of Seller’s covenant in this Section 12.08(a), Seller has entered into a Rough Ash Purchase and Sale Agreement dated November 29, 2018 (“Ash Agreement”) with AA Land & Timber, Inc. (“AA Land”).  Seller shall assign the Ash Agreement to Purchaser at Closing and Purchaser shall make all payments due to AA Land under the Ash Agreement for removal of the volume of ash present as of the Closing Date, as determined by measurements taken by Purchaser and Seller as of such date, and Purchaser shall make claims for amounts paid against the Environmental Escrow Amount (Seller shall not unreasonably withhold, condition or delay consent to payment of such amounts by the Escrow Agent).  Purchaser shall promptly notify Seller of any default under the Ash Agreement and Seller shall have the right to cause such default to be cured or, in the alternative, to direct Purchaser to terminate the Ash Agreement, in which event Seller shall remove remaining rough ash in an amount equal to the volume of ash determined by measurements taken by Purchaser and Seller as of the Closing Date, less the volume of ash removed by AA Land prior to the default under the Ash Agreement.

(b)  Seller agrees, at its sole expense, to cause a sufficient amount of the ash deposits, ash plumes and other similar contamination as described in the Phase II Environmental Assessment dated December, 2018 by SLR International Consultants to be removed in order to bring such deposits in compliance with the Arkansas State Plant Board Registration for Soil Amendment Products for the year 2018-2019 (“Soil Amendment”).  Such ash shall be removed as soon as practicable and in no event later than the first anniversary after the Closing Date. Purchaser shall afford to Seller and its employees and other representatives reasonable access, upon reasonable prior notice during agreed upon hours, to the portions of the Facility containing the aforementioned ash and other contaminant deposits for the purpose of implementing the Soil Amendment, subject to Purchaser’s right to revoke access on a temporary, emergency basis.  Purchaser shall not deposit any materials any ash deposits, ash piles and ash plumes existing on the Transferred Property on the Closing Date, including, without limitation, ash, prior to satisfaction by Seller of its obligations under this Section 12.08(b).

(c)  Seller agrees, prior to and following Closing, at its sole expense, to perform the actions described in the CAP and to cause the CAP to be fulfilled to the satisfaction of the Arkansas Department of Environmental Quality to permit such CAP to closed and to permit the Facility to meet applicable effluent standards, as soon as practicable and in no event later than one year following the Closing Date.  Purchaser acknowledges and agrees that in furtherance of the foregoing, Seller intends to (i) install upgraded level controls on the wet ash conveyor at the Facility to prevent overflow of water and ash, (ii) repurpose the existing squeeze water tank to hold collected process waters for re-use as make-up water for the Facility’s ash quench and refiner cooling systems, including the installation of a pump system, additional piping and electrical runs, to create a recycle loop for several small process water streams, and (iii) wetting the ESP ash in a spray box before it drops into roll-offs in an effort to decrease required housekeeping efforts by keeping fine dust in the hoppers.  In the event the foregoing actions fail to close the CAP, Seller agrees, at its sole expense, to undertake such further actions as Seller, following consultation with Purchaser, deems reasonably necessary to close the CAP.  Purchaser agreed to use best management practices to manage wastewater at the Facility, including the processes that are subject to the CAP.   If the NPDES Permit is not renewed prior to the Closing Date, Purchaser and Seller agree to cooperate in the Permit renewal process to facilitate closure of the CAP, including without limitation, seeking modification of any effluent limits in the renewed permit.

ARTICLE XIII

Miscellaneous

SECTION 13.01.  Assignment.

Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except as provided in Section 13.01(b) and except that Purchaser may assign its right to purchase any of the Transferred Assets to any of its wholly owned subsidiaries without the prior written consent of the Seller; provided, that no such assignment shall limit or otherwise affect Purchaser’s obligations hereunder or increase or otherwise affect Seller’s obligations hereunder.  Subject to the first sentence of this Section 13.01(a), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.  Subject to Section 13.01(b), any attempted assignment or transfer in violation of this Section 13.01(a) shall be void.

SECTION 13.02.  No Third-Party Beneficiaries.

Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 13.03.  Expenses.

(a)  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.  For the avoidance of doubt, Section 10.01(c) shall exclusively govern Transfer Taxes.

(b)  The filing fees required under the HSR Act shall be borne equally by Purchaser and Seller.

SECTION 13.04.  Notices.

All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, (d) when delivered, if delivered by email transmission, unless sent after normal business hours, in which case notice will be deemed delivered at the start of the next business day, and (e) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)

if to Seller,

Del-Tin Fiber, LLC
601 West First Avenue, Suite 1600
Spokane, WA 99201
Attention:   Director of Strategy, Planning & Analysis
Email: Aaron.Howard@PotlatchDeltic.com

with a copy to:

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201
Attention:  VP & General Counsel
Email: Lorrie.Scott@PotlatchDeltic.com

(ii)	if to Purchaser, Roseburg Forest Products Co. 3660 Gateway Street Springfield, OR 97477 Attention: VP & General Counsel Email: StuartG@rfpco.com or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 13.04

SECTION 13.05.  Headings; Certain Definitions.

(a)  The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this

Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b)  For all purposes hereof:

“$” means United States dollars.

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party or any entity a majority of the voting shares of which is owned directly or indirectly by such party.

“Ancillary Agreements” means the Transitional Services Agreement, the Fiber Supply Agreement, the Confidentiality Agreement, the Environmental Escrow Agreement and deeds, bills of sale, assignments and other instruments of transfer related to the Transferred Assets delivered by Seller and Purchaser pursuant to Section 2.02(a) and Section 2.02(b).

“Antitrust Law” means the HSR Act or any other Applicable Law in the United States that pertains to antitrust, merger control or competition matters.

“Antitrust Proceeding” means any proceeding seeking a preliminary injunction or other comparable legal impediment to the Acquisition or to Purchaser’s freedom to operate the Business after Closing under any Antitrust Law.

“Applicable Law” means any statute, law, ordinance, rule or regulation applicable to Seller or any of the Transferred Assets.

“Audited Financial Statements” means the audited financial statements of Seller for the fiscal years ended December 31 of 2012, 2013, 2014, 2015, 2016 and 2017.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that, individually or in the aggregate with other Effects, has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of the Business, other than an Effect relating to (i) the economy generally, (ii) the industries in which the Business operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally, (iv) acts of god and natural disasters (including hurricanes), (v) changes in Applicable Law and GAAP, (vi) any action required or permitted by this Agreement and (vii) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Acquisition or the pendancy thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect the Business), or to (B) the ability of Seller to perform its obligations under this Agreement and Ancillary Agreements or consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Environmental Escrow Agreement” means The Escrow Agreement in substantially the form attached hereto as Exhibit D.

“Environmental Escrow Amount” means $1,000,000.

“Environmental Laws” means all Applicable Laws, Judgments and Permits (a) relating to pollution, natural resources or protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species, or human health, or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Liabilities” means all obligations, liabilities, costs or commitments relating to or in respect of environmental, health or safety matters, including (i) the compliance or noncompliance with Environmental Laws; (ii) the alleged or actual presence or Release, or threatened Release of, or exposure to, Hazardous Materials; (iii) the offsite transportation, storage, disposal or arrangement for disposal of Hazardous Materials; and (iv) any other obligations, liabilities, costs or commitments relating to Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.

“Escrow Agent” means First American Title Insurance Company.

“Fiber Supply Agreement” means the fiber supply agreement substantially in the form attached hereto as Exhibit C.

“Hazardous Materials” means, (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“includes” or “including” means including, without limitation.

“Judgment” means any judgment, order or decree.

“knowledge of Seller” means the actual or constructive knowledge of Trey Golden, Zack Kozel, Aaron Howard, Randal J. Reutzel, and Tom Temple after due inquiry.

“Incentive Lease Agreement” means that Lease Agreement by and between Union County, Arkansas and the Seller related to the Union County, Arkansas Taxable Industrial Development Bonds (Del-Tin Fiber L.L.C. Project) Series 1998.

“Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to the business, assets, properties, condition (financial or otherwise), or results of operations of the Business, taken as a whole, other than an Effect relating to (i) the economy generally, (ii) the financial, securities and currency markets generally, (iii) acts of god and natural disasters (including hurricanes), (iv) industries in which the Business operates generally (including changes in prices for energy or raw materials) (v) changes in Applicable Law and GAAP, (vi) any action required or permitted by this Agreement and (vii) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Acquisition or the pendancy thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect the Business).

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Purchaser Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of Purchaser and its subsidiaries, taken as a whole, other than an Effect relating to the economy generally or the medium-density fiberboard industry generally that does not disproportionately affect Purchaser and its subsidiaries, or (B) the ability of Purchaser to perform its obligations under this Agreement and Ancillary Agreements or consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Straddle Period” shall mean any Tax period that includes (but does not end on) the Closing Date.

“subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such person, (ii) by any one or more of its subsidiaries, or (iii) by such person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person.

“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority (as defined below), including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” means all sales use, transfer, recording, filing, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Transitional Services Agreement” means the transitional services agreement substantially in the form attached hereto as Exhibit B.

SECTION 13.06.  Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile, or by electronic image scan, receipt acknowledged in each case, to the other party hereto.

SECTION 13.07.  Integrated Contract; Exhibits and Schedules.

This Agreement, including the Schedules (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 13.13 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In the event of any conflict between the provisions of this Agreement (including the Schedules (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.  Any matter disclosed in any of the Schedules shall be deemed disclosed for all purposes and all Schedules to the extent that the relevance of any such disclosure to any other Schedule is reasonably apparent from the text of such disclosure.

SECTION 13.08.  Severability; Enforcement.

The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 13.09.  Governing Law.

This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Arkansas, without reference to its conflicts of law principles.

SECTION 13.10.  Jurisdiction.

Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Western District of Arkansas, or, if such court does not have subject matter jurisdiction, the state courts of Arkansas located in Union County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

SECTION 13.11.  Service of Process.

Each of the parties agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Arkansas with respect to any matters for which it has submitted to jurisdiction pursuant to Section 13.10.

SECTION 13.12.  Waiver of Jury Trial.

Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.12.

SECTION 13.13.  Amendments.

This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 13.14.  Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 13.15.  Timely Performance.

Time is of the essence as to the performance of the obligations required of the respective parties to this Agreement

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

del-tin fiber, llc,
by
/s/ Eric J. Cremers
Name:Eric J. Cremers
Title:President and COO

ROSEBURG FOREST PRODUCTS CO.,
by
/s/ Grady Mulbery
Name:Grady Mulbery
Title:President and CEO

Schedule of Omitted Exhibits and Schedules

The following exhibits and schedules to this Exhibit 10.1 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. PotlatchDeltic will furnish a copy of any such omitted exhibits and schedules to the Securities and Exchange Commission upon request but may request confidential treatment for any exhibit or schedule so furnished.

Exhibit A    Working Capital Calculations

Exhibit B    Transitional Services Agreement

Exhibit C    Fiber Supply Agreement

Exhibit D   Escrow Agreement

Seller Disclosure Schedules